Exhibit 99.1

News Release
CONTACT:	Michael J. McCann
CFO and Treasurer
(337) 235-2452
FOR IMMEDIATE RELEASE
PHI, INC. ANNOUNCES RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2006
     LAFAYETTE, LA – May 5, 2006 – PHI, Inc. (Nasdaq National Market System: PHII (voting) PHIIK (non-voting)) today reported net earnings of $2.2 million ($0.21 per diluted share) on operating revenues of $101.4 million for the three months ended March 31, 2006. For the same period of 2005, the Company reported net earnings of $0.4 million ($0.7 per diluted share) on operating revenues of $74.2 million.
     Operating revenues increased in all segments, except for Technical Services, in the current quarter compared to the same quarter of 2005. The revenue increase was due to increased flight hours resulting from increased customer demand for aircraft, due primarily to increased exploration and production activity by our customers in the Gulf of Mexico. Although flight hours and revenue increased when comparing the first quarter 2006 to the first quarter 2005, weather adversely affected first quarter 2006 results to a greater extent than the prior year period in both our Domestic Oil and Gas and Air Medical segments.
     Earnings before tax for the three months ended March 31, 2006, were $3.7 million compared to $0.6 million for the three months ended March 31, 2005. Earnings for March 31, 2005 included an insurance premium credit of $2.8 million related to favorable loss experience.
     Operating revenues for the first quarter 2006 were $101.3 million compared to $74.2 million for 2005, an increase of $27.1 million. Domestic Oil and Gas operating revenues increased $17.1 million due to an increase in flight hours driven by customer requirements for additional aircraft. Operating revenues in the Air Medical segment increased $9.9 million due to the additional locations established during 2005. In addition, the International segment had an increase of $0.6 million. Technical Services revenues decreased $0.5 million.
     Direct operating expense was $87.1 million for the three months ended March 31, 2006 compared to $64.0 million for the same period ended March 31, 2005, an increase of $23.1 million. Direct expense increased $13.2 million in the Domestic Oil and Gas segment due to increased activity, and $10.3 million in the Air medical segment, due to increased locations. These increases were partially offset by decreases of $0.2 million in the International segment and $0.3 million in the Technical Services segment.
     Domestic Oil and Gas segment gross profits increased by $3.7 million to $11.5 million. Our Air Medical segment had a $2.7 million operating loss, compared to a $1.9 million loss for the prior year period, due primarily to start-up costs and adverse weather conditions.
     On April 12, 2006, we completed the sale of 4,287,920 non-voting common shares at $35.00 per share. Proceeds from the offering were $142.0 million, net of underwriting fees. On May 1, 2006, we completed the sale of the over-allotment of 578,680 shares also at $35.00 per share. Proceeds from the over-allotment were $19.1 million, also net of underwriting fees. Proceeds of the offering will be used to fund the acquisition of aircraft to be delivered in 2006 and 2007.

     Additionally, on April 12, 2006, we issued $200 million of 7 1/8% Senior Notes due April 15, 2013. Proceeds were used to retire $184.8 million of the existing 9 3/8% Senior Notes tendered April 12, 2006, in accordance with the early tender offer, at a total cost of $201.6 million including an early call premium and accrued interest. We also redeemed the remaining $15.2 million of Senior Notes outstanding on May 1, 2006, at a redemption price of 104.688% of the face amount plus accrued interest. As a result of the early redemption of the 9 3/8% Senior Notes, we will record a pretax charge of $12.8 million ($7.7 million, net of tax) in the quarter ended June 30, 2006, which consists of $9.8 million early call premium, $2.6 million of unamortized issuance costs, and $0.4 million underwriting fees.
     Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “anticipate,” “estimate,” “project,” “intend,” “expect,” “should,” “believe,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating) or achievements to differ from the future results, performance (financial or operating) or achievements expressed or implied by such forward-looking statements. The above factors are more fully discussed in the Company’s SEC filings.
     PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas industry, air medical industry and also provides third-party maintenance services to select customers. PHI Common Stock is traded on The Nasdaq National Market System (symbols PHII and PHIIK).
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PHI, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Thousands of dollars and shares, except per share data)

	For the Quarter Ended
	March 31,
	2006	2005
Operating revenues	$101,372	$74,239
Gain, net on disposition of property and equipment, net	230	646
Other	919	96

	102,521	74,981

Expenses:
Direct expenses	87,055	64,036
Selling, general and administrative expenses	6,685	5,229
Interest expense	5,073	5,117

	98,813	74,382

Earnings before income taxes	3,708	599

Income taxes	1,483	240

Net earnings	$2,225	$359

Weighted average common shares outstanding:
Basic	10,422	5,383
Diluted	10,439	5,467

Earnings per common share:
Basic	$0.21	$0.07
Diluted	$0.21	$0.07
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Summarized financial information concerning the Company’s reportable operating segments for quarter and three months ended March 31, 2006 and 2005:

	Quarter Ended
	March 31,
	2006	2005
	(Thousands of dollars)
Segment operating revenues
Domestic Oil and Gas	61,940	44,867
Air Medical	30,711	20,784
International	7,648	7,018
Technical Services	1,073	1,570

Total operating revenues	101,372	74,239

	—	—
Segment direct expense
Domestic Oil and Gas	50,100	36,850
Air Medical	31,619	21,324
International	4,446	4,660
Technical Services	890	1,202

Total direct expense	87,055	64,036

Segment selling, general and administrative expense
Domestic Oil and Gas	349	246
Air Medical	1,838	1,366
International	44	44
Technical Services	1	3

Total selling, general and administrative expense	2,232	1,659

Total direct and selling, general and administrative expense	89,287	65,695

Net segment profit
Domestic Oil and Gas	11,491	7,771
Air Medical	(2,746)	(1,906)
International	3,158	2,314
Technical Services	182	365

Total	12,085	8,544

Other, net	1,149	742
Unallocated selling, general and administrative costs	(4,453)	(3,570)
Interest expense	(5,073)	(5,117)

Earnings before income taxes	3,708	599

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Operating Statistics
The following tables present certain non-financial operational statistics for the quarter ended March 31, 2006 and 2005:

	Quarter Ended
	March 31,
	2006	2005
Flight hours:
Domestic Oil and Gas	26,092	22,306
Air Medical	7,155	4,630
International	4,197	3,872

Total	37,444	30,808

Air Medical Transports	4,822	3,147

Aircraft operated at period end:
Domestic Oil and Gas	155	153
Air Medical	66	51
International	16	17

Total	237	221

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